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                                                                     EXHIBIT 4.4


                               FOURTH AMENDMENT TO
                            CLASS A RIGHTS AGREEMENT

       THIS FOURTH AMENDMENT to the Class A Rights Agreement dated April 22, 1992, as amended (as so amended, the "Existing Class A Agreement"), is dated as of August 22, 2001 and is between TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, N.A., as Class A Rights Agent (the "Agent").

       WHEREAS, Section 26 of the Existing Class A Agreement entitles the Company at any time prior to the Distribution Date (as therein defined) to amend any provisions of the Existing Class A Agreement and requires the Agent, if directed by the Company, to execute any such amendment upon the delivery of a certificate from an appropriate officer of the Company which states that it is in compliance with Section 26 (a "compliance certificate"); and

       WHEREAS, the Board of Directors of the Company has authorized and approved the amendments to the Existing Class A Agreement hereafter set forth in this Fourth Amendment and has directed the execution hereof, and a compliance certificate concerning this Fourth Amendment has been delivered to the Agent;

       NOW, THEREFORE, in consideration of the foregoing and pursuant to Section 26 of the Existing Class A Agreement, the parties hereby agree as follows:

       1. Amendment of Definition of "Acquiring Person." The definition of "Acquiring Person" in Section 1 of the Existing Class A Agreement is hereby amended to read in its entirety as follows:

              "Acquiring Person" shall mean any Person who or which shall be the Beneficial Owner of 10% or more of the shares of Class B Stock then outstanding, but shall not include:

                  (i) the Company;

                  (ii) any Subsidiary of the Company;

                  (iii) any employee benefit plan of the Company or of any
              Subsidiary of the Company or any trustee or fiduciary with respect to any such plan acting in such capacity;

                  (iv) any Grandfathered Person, unless such Grandfathered
              Person after April 22, 1992 becomes the Beneficial Owner of more than the Grandfathered Percentage of the Class B Stock then outstanding;

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                  (v) any Person who or which becomes the Beneficial Owner of
              10% (or, if applicable, the Grandfathered Percentage) or more of the shares of Class B Stock then outstanding as a result of a reduction in the number of shares of Class B Stock outstanding due to the repurchase of shares of Class B Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 10% (or, if applicable, the Grandfathered Percentage) or more of the then outstanding shares of Class B Stock, acquires beneficial ownership of additional shares of Class B Stock representing 1% or more of the shares of Class B Stock then outstanding; or

                  (vi) any such Person who or which has reported or is permitted to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report), or on
              Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Class B Stock). Within ten Business Days after being requested by the Company, such Person shall certify to the Company that such Person acquired beneficial ownership of shares of Class B Stock representing 10% or more of the outstanding Class B Stock inadvertently or without knowledge of the terms of the Class A Rights. If such Person, having been requested to so certify as aforesaid, fails to do so within ten Business Days, then such Person shall become an Acquiring Person immediately after such ten Business Day period. If such Person, after so certifying, acquires beneficial ownership of additional shares of Class B Stock while the Beneficial Owner of 10% or more of the shares of Class B Stock then outstanding, then such Person shall become an Acquiring Person immediately following the date on which the Company's Board of Directors shall adopt a resolution to that effect.

       2. Amendment of Section 11(a)(ii)(B). Section 11(a)(2)(B) of the Existing Class A Agreement is hereby amended to read in its entirety as follows:

           (B) any Acquiring Person shall become the Beneficial Owner of 15% (or, if such Person is a Grandfathered Person, the greater of the Grandfathered Percentage or 15%) or more of the shares of Class B Stock then outstanding, other than pursuant to any transaction set forth in
       Section 13(a) hereof; or

       3. Amendment of Section 11(d). The first sentence of Section 11(d) of the Existing Class A Agreement is hereby amended to read as follows:

           (d) For the purpose of any computation hereunder, the "current market price" per share of Class A Stock on any date shall be deemed to be the


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       arithmetic mean of the average of the daily closing prices per share of the Class A Stock and the average of the daily closing prices per share of the Class B Stock for the ten consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, if prior to the expiration of such requisite ten Trading Day period the issuer announces either (A) a dividend or distribution on such shares payable in such shares or securities convertible into such shares (other than the Class A Rights or rights issued under the Company's Amended and Restated Class B Rights Agreement dated as of April 22, 1992, as amended from time to time), or (B) any subdivision, combination or reclassification of such shares, then, following the ex-dividend date for such dividend or the record date for such subdivision, as the case may be, the "current market price" shall be properly adjusted to take into account such event.

       4. Amendment of Summary of Rights. Exhibit B to the Existing Class A Agreement (Summary of Rights to Purchase Class A Stock) is hereby amended to read in its entirety as set forth in Annex A to this Fourth Amendment.

       5. Affirmation. Except as specifically amended herein, the Existing Class A Agreement shall remain in full force and effect as existing prior to the date hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed, all as of the date first above written.

TECUMSEH PRODUCTS COMPANY              STATE STREET BANK AND TRUST COMPANY, N.A.


By:  /s/ John H. Foss                  By:  /s/ Tyler Haynes
     ---------------------------            -------------------------------
     John H. Foss                           Tyler Haynes
Its: Vice President, Treasurer and     Its: Managing Director
     Chief Financial Officer


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                                     ANNEX A


                                                                       EXHIBIT B


                   SUMMARY OF RIGHTS TO PURCHASE CLASS A STOCK

       Pursuant to a Class A Rights Agreement entered into in 1992, Tecumseh Products Company (the "Company") distributed one Class A Right for each share of Class A Stock issued by the Company. Each Class A Right entitles the registered holder, subject to the terms of the Class A Rights Agreement, to purchase from the Company one share of Class A Stock at a specified purchase price.

       The Class A Rights are issued pursuant to a Class A Rights Agreement dated as of April 22, 1992, as amended, between the Company and State Street Bank and Trust Company, N.A., as successor Class A Rights Agent. This summary does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Class A Rights Agreement, including its definition of certain terms. The Class A Rights Agreement is incorporated in this summary by reference. Copies of the Class A Rights Agreement and all amendments to that Agreement have been filed with the Securities and Exchange Commission and are available free of charge from the Company.

       Each Class A Right entitles the registered holder, subject to the terms of the Class A Rights Agreement, to purchase from the Company one share of Class A Stock at a purchase price of $180.00 per share, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified or bank check or money order payable to the order of the Company.

       The Class A Rights currently are attached to all certificates representing shares of outstanding Class A Stock. Class A Rights will also be attached to all certificates representing shares of Class A Stock issued in the future until the Distribution Date. Initially, no separate Class A Rights Certificates will be distributed. Until the Distribution Date, the Class A Rights will be evidenced by the certificates representing Class A Stock and will be transferred with and only with those certificates. The Class A Rights are not exercisable until the Distribution Date and will expire at the close of business on August 25, 2009, unless earlier redeemed by the Company as described below.

       The Class A Rights will separate from the Class A Stock on the Distribution Date. The Distribution Date will occur upon the earlier of (i) ten business days following a public announcement (the "Stock Acquisition Date") that a person or group of persons (an "Acquiring Person") has acquired 10% (or, if such person or group is a "Grandfathered Person," the "Grandfathered Percentage") or more of the then outstanding shares of Class B Stock other than as a result of repurchases of Class B Stock by the Company or certain inadvertent actions by institutional or certain other shareholders, or (ii) ten business days (or a later date determined by the Board of Directors) following the commencement, without Board approval, of a tender or exchange offer that would result in a person or group owning 10% or more of the then


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outstanding shares of Class B Stock. Any person or group that owned 5% or more of the Class B Stock outstanding on April 22, 1992 (a "Grandfathered Person") will not be an Acquiring Person unless the percentage of outstanding shares of Class B Stock owned by that Grandfathered Person subsequently exceeds twice the percentage owned on April 22, 1992, plus an additional 1% (the "Grandfathered Percentage"). An announcement by the Company will only give rise to the Stock Acquisition Date if the Company expressly states in the announcement that it will do so.

       After the Distribution Date, Class A Rights Certificates will be mailed to holders of record of Class A Stock on the Distribution Date. From that point on, the separate Class A Rights Certificates alone will represent the Class A Rights.

       If (i) the Company survives a merger with an Acquiring Person and shares of Class A Stock remain outstanding, or (ii) any Acquiring Person becomes the owner of 15% (or, if such person is a Grandfathered Person, the greater of 15% or the Grandfathered Percentage) or more of the outstanding shares of Class B Stock (other than pursuant to a transaction described in the next paragraph), or
(iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Class A Rights Agreement, or (iv) the Company is a party to any transaction which results in an Acquiring Person's ownership interest being increased by more than 1% (other than a transaction described in the next paragraph), then, in each such case, each Class A Right will thereafter represent the right to receive, upon exercise, shares of Class A Stock (or, in certain circumstances, shares of Class A Stock and cash, property, or other securities of the Company) having a value (based on the current market price) equal to two times the Purchase Price of the Class A Right. However, all Class A Rights that are owned by any Acquiring Person will be null and void.

       If, at any time following the Stock Acquisition Date, (i) the Company merges into any other person, (ii) any person merges into the Company and in connection with the merger all or part of the Class A Stock is converted or exchanged for cash or property, or securities of any other person, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Class A Right (except Class A Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the Acquiring Person having a value (based on the current market price) equal to two times the Purchase Price of the Class A Right.

       For purposes of the calculations described above, the current market price of the Class A Stock will be considered to be the average of the daily closing prices of the Class A Stock and the Class B Stock over a period of ten consecutive trading days.

       The Purchase Price payable, and the number of shares of Class A Stock issuable, upon exercise of the Class A Rights are subject to adjustment from time to time to prevent dilution. Those circumstances are set forth in detail in the Class A Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional




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shares. Instead, it may make a cash adjustment based on the market price of the
Class A Stock prior to the date of exercise.

       For ten business days following the Stock Acquisition Date, the Company's Board of Directors may redeem all the Class A Rights at a price of one-fourth of one cent ($.0025) per Class A Right, subject to adjustment (the "Redemption Price"). The Redemption Price is payable, at the election of the Board, in cash or shares of Class A Stock. Immediately upon action of the Board of Directors ordering the redemption of the Class A Rights, the Class A Rights will terminate and the holders of Class A Rights will only have a right to receive the Redemption Price.

       Until a Class A Right is exercised, the holder of the Right will have no rights as a shareholder of the Company with respect to that Right (but the holder will have rights as a shareholder with respect to the Class A Stock that the Class A Right is attached to). The distribution of the Class A Rights was not taxable to shareholders or to the Company. However, Class A shareholders may, depending on the circumstances, recognize taxable income if the Class A Rights become exercisable.

       Any of the provisions of the Class A Rights Agreement may be amended at any time prior to the Distribution Date. After the Distribution Date, the Class A Rights Agreement may be amended to cure an ambiguity, defect, or inconsistency, to make changes that do not adversely affect the interests of holders of Class A Rights Certificates (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period. However, no amendment may be made to lengthen the time period governing redemption when the Class A Rights are not redeemable or to lengthen any other time period unless it is for the purpose of protecting, enhancing, or clarifying the rights of and/or the benefits to the holders of Class A Rights.



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